SEABULK INTERNATIONAL, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in thousands except ratios)

Exhibit 12.1

	Year Ended December 31,		Period From January 1 to December 15	Period From December 16 to December 31,		Year Ended December 31,						Six Months Ended June 30,
	1998		1999	1999		2000		2001		2002		2002		2003
EARNINGS:
Income (loss) before extraordinary item and income taxes	$36,839		$(547,002)	$(1,565)		$(24,080)		$(6,751)		$(6,405)		$(3,245)		$6,824
Add: Fixed charges	51,198		72,557	2,814		63,814		57,132		45,840		25,654		16,778

Total earnings (loss)	$88,037		$(474,445)	$1,249		$39,734		$50,381		$39,435		$22,409		$23,602

FIXED CHARGES:
Interest expense	$49,723		$71,215	$2,756		$62,714		$55,907		$44,715		$25,078		$16,301
Interest portion of rental expense	1,475		1,342	58		1,100		1,225		1,125		576		477

Total fixed charges	$51,198		$72,557	$2,814		$63,814		$57,132		$45,840		$25,654		$16,778

Ratio of earnings (loss) to fixed charges	1.7	×	(6.5) ×	0.4	×	0.6	×	0.9	×	0.9	×	0.9	×	1.4